Exhibit 4.3

Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

ProSight Global, Inc. (the “Company,” “we,” “us,” and “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.01 per share.

Description of Common Stock

The following description of certain rights of our common stock does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law (“DGCL”).

Authorized Capital Stock

Our authorized capital stock consists of 250,000,000 shares, including: (i) 200,000,000 shares of our common stock, par value $0.01 per share, and (ii) 50,000,000 shares of preferred stock, $0.01 par value per share.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Our common stockholders are not entitled to cumulative voting in the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor if our Board of Directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our Board of Directors may determine. Upon the liquidation, dissolution or winding-up of ProSight Global, the holders of our common stock will be entitled to receive their ratable share of the net assets of ProSight Global available after payment of all debts and other liabilities, subject to the prior preferential rights and payment of liquidation preferences, if any, of any outstanding shares of preferred stock. Holders of our common stock do not have any preemptive, subscription or redemption rights. There are not any redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

Our Board of Directors has the authority, subject to the limitations imposed by Delaware law or the New York Stock Exchange (“NYSE”) listing rules, without any further vote or action by our stockholders, to issue preferred stock in one or more series and to fix the designations, powers, preferences, limitations and rights of the shares of each series, including:

•       dividend rates;

•       conversion rights;

•       voting rights;

•       terms of redemption and liquidation preferences; and

•       the number of shares constituting each series.

As described above, our Board of Directors, without stockholder approval, may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, could, among other things, have the effect of delaying, deferring or preventing a change in control of our Company and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Certain Anti-Takeover Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Applicable Law

Certain provisions of our amended and restated certificate of incorporation, amended and restated bylaws, Delaware law and insurance regulations applicable to our business may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for our common stock.

Authorized but Unissued Capital Stock

The additional shares of authorized common stock and preferred stock available for issuance under our amended and restated certificate of incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.

Number of Directors

Our amended and restated certificate of incorporation and amended and restated bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors.

Vacancies

Our amended and restated certificate of incorporation provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any vacancies on our Board of Directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director or by the stockholders; provided, however, that after the first time when the principal stockholders cease to beneficially own, in the aggregate, at least 50% of our outstanding common stock, any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders).

Additionally, the Stockholders’ Agreement, dated as of July 29, 2019, between us and our principal stockholders, provides that our principal stockholders may fill any vacancy occurring in the Board of Directors if such vacancy was caused by the departure of such principal stockholder’s director designee.

Special Stockholder Meetings

Our amended and restated certificate of incorporation and amended and restated bylaws provides that special meetings of our stockholders for any purpose or purposes may be called at any time only (1) by the chairman of our Board of Directors, (2) by our chief executive officer (or, in the absence of a chief executive officer, our president), (3) pursuant to a resolution adopted by a majority of our Board of Directors or (4) until the date that the principal stockholders cease to beneficially own 50% or more of our outstanding shares, at the request of holders of at least 50% of our outstanding shares. Except as described above, our stockholders do not have the authority to call a special meeting of stockholders. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our bylaws have advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. Our bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions do not apply to the principal stockholders until the first time when they cease to beneficially own, in the aggregate, at least 50% of our outstanding common stock. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of us.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation precludes stockholder action by written consent after the first time when the principal stockholders cease to beneficially own, in the aggregate, at least 50% of our outstanding common stock.

Section 203 of the Delaware General Corporation Law

As a Delaware corporation, we are subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•       before the stockholder became interested, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•       upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and officers; or

•       at or after the time the stockholder became interested, the business combination was approved by the Board of Directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares. We have not elected, and will not elect, to “opt out” of Section 203.

Insurance Regulations

The insurance laws and regulations of the states of New York and Arizona, in which the insurance subsidiaries are organized, may delay or impede a business combination involving the Company. State insurance laws prohibit an entity from acquiring control of an insurance company without the prior approval of the domestic insurance regulator. Under most states’ statutes, including New York’s and Arizona’s, an entity is presumed to have control of an insurance company if it owns, directly or indirectly, 10% or more of the voting stock of that insurance company or its parent company. These regulatory restrictions may delay, deter or prevent a potential merger or sale of our Company, even if our Board of Directors decides that it is in the best interests of stockholders for us to merge or be sold. These restrictions also may delay sales by us or acquisitions by third parties of our subsidiaries.

Certain Provisions of our Amended and Restated Certificate of Incorporation

Exclusive Forum

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees to us or to our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the exclusive forum for any action under the Securities Act or the Exchange Act shall be either the Court of Chancery of the State of Delaware or the federal district court for the District of Delaware. This exclusive forum provision will not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction or, in the case of an action under the Securities Act or the Exchange Act, for which neither the Court of Chancery of the State of Delaware nor the federal district court for the District of Delaware has subject matter jurisdiction.

Listing

Our common stock is listed on the NYSE under the symbol “PROS”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, NY 11219.